EX-99.1

FOR IMMEDIATE RELEASE:

Contacts:	Regina Milano (Media)	914-701-8417
	Dan Loh (Investors)	914-701-8210

Atlas Air Worldwide Holdings, Inc.
Reports Second-Quarter 2006 Results

Net Income Totals $10.7 Million, $0.51 per Share

Purchase, N.Y., August 14, 2006 - Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today reported net income of $10.7 million, or $0.51 per diluted share, on revenues of $366.4 million for the quarter ended June 30, 2006. Results for the quarter included operating income of $30.6 million and pretax income of $17.5 million.

For the three months ended June 30, 2005, AAWW reported net income of $15.9 million, or $0.77 per diluted share, on revenues of $395.2 million. Operating income in the second quarter of 2005 totaled $43.8 million with pretax income of $26.9 million.

William J. Flynn, AAWW President and Chief Executive Officer, said, “Results for the second quarter reflected solid operating performance. We benefited from improved unit pricing metrics in our major business segments and from a substantial reduction in our maintenance expenditures, where we expect to see continued improvement over the balance of the year. The current quarter experienced a more normal level of AMC activity, reduced flying by 747 Classic aircraft, and substantially higher fuel prices in Scheduled Service.

“We continue to execute our strategic plan to position the Company for future growth. In the near term, we will benefit from the seasonal pick-up in all of our commercial lines of business that traditionally leads to a pre-holiday peak season beginning in September and lasting through mid-December. We also expect our second-half performance to include approximately $13 million in benefits from the $100 million operational excellence initiative that we announced at the end of 2005, with the current-year benefit principally realized in the fourth quarter. In addition, we have received notice that our base rate per block hour for AMC military business, excluding fuel costs, will increase in excess of 5% on October 1, 2006.

“We are also moving forward with our re-fleeting strategy. We have phased out seven 747 Classics and are disposing of these assets in the secondary, more commoditized markets. In addition, we have eliminated in excess of $25 million of annualized operating and overhead costs associated with these aircraft.

“We recently enhanced our strategic and operating flexibility by repaying and terminating two outstanding debt facilities and terminating an exit credit facility. We anticipate that we will be taking further steps to enhance our capital structure.

“Our next step will be a significant investment in next-generation freighter technology, which we hope to announce shortly. We believe that we will provide a more compelling value proposition to our customers with leading-edge freighter aircraft that possess better reliability, range, capacity, and fuel efficiency and improve our commercial-risk profile.

“We are exploring several opportunities to maximize the inherent value of our traditional Scheduled Service business, increase its earnings, and further mitigate the risks associated with this business segment.

“Our team is focused on executing our strategy and delivering on our plan. We believe that we are setting the stage for an exciting, dynamic future for AAWW.”

Conference Call

Management will host a conference call to discuss the AAWW’s second-quarter 2006 financial and operating results at 11:00 A.M. Eastern Daylight Time on Monday, August 14, 2006.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through August 21, 2006 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11068010#.

2Q06 Performance Factors Versus 2Q05

Total operating revenues in the second quarter of 2006 were $28.8 million, or 7.3%, lower than in the previous year’s second quarter. Aggregate revenues in the latest reporting period reflected a 16.5% decrease in ACMI revenue and a 31.1% decrease in AMC Charter revenue, offset in part by a 78.6% increase in Commercial Charter revenue and an 8.2% increase in Scheduled Service revenue.

Higher year-over-year unit revenues in AAWW’s three major service segments mitigated the impact of a 17.6% reduction in total block hours. Revenue per block hour increased 9.2% in the ACMI business and 13.4% in the AMC Charter business, while revenue per available ton mile (RATM) increased 4.9% in the Scheduled Service business.

Improved average block-hour rates in the ACMI segment during the quarter ($5,920 versus $5,423) contrasted with a 23.5% decline in block hours (17,292 versus 22,611), which reflected a reduction in 747-200 flying.

Twelve aircraft (10 Boeing 747-400s and two Boeing 747-200s) were directly supporting the Company’s ACMI operations at June 30, 2006, compared with 19 aircraft (10 Boeing 747-400s and nine Boeing 747-200s) at June 30, 2005.

ACMI performance in the second quarter of 2006 benefited from relative strength in demand for Boeing 747-400 freighter aircraft, which counterbalanced weaker conditions in the ACMI market for Boeing 747-200 freighter aircraft.

Unit revenues (RATM) in the Scheduled Service segment increased by 4.9% ($0.255 versus $0.243) during the quarter and yield grew by 10.7% ($0.405 versus $0.366), while traffic (as measured by revenue ton miles, or RTMs) decreased 2.2% and capacity (as measured by available ton miles, or ATMs) increased 3.1% . As a result, load factor declined compared with the year-ago period (63.1% versus 66.5%) .

The positive impact of improved unit revenues on Scheduled Service’s total revenues, however, was more than offset by the impact of higher fuel prices and an increase in fixed costs allocated to the segment due to excess, underutilized 747-200 capacity during the quarter.

In the AMC segment, better block-hour rates ($15,761 versus $13,901) were not strong enough to offset a 39.2% decline in block hours (4,565 versus 7,507). The improvement in block-hour rates primarily reflected an increase in the pegged rate for AMC fuel, which was set at $2.20 per gallon in the second quarter of 2006 compared with $1.40 per gallon in the second quarter of 2005.

The decrease in AMC Charter activity during the quarter was primarily due to an overall reduction in the U.S. military’s heavy-lift requirements. Segment performance was also burdened by an excess of underutilized 747-200 capacity during the quarter.

Commercial Charter activity in the second quarter of 2006 reflected an increase in block-hour volumes (1,822 versus 998) offset by a slight decrease in block-hour rates ($15,257 versus $15,593). Higher block-hour activity in the Commercial Charter segment reflected AAWW’s active efforts to allocate available capacity to the segment in line with business opportunities and market conditions. Commercial Charter’s performance during the quarter, however, was negatively affected by higher fuel costs and the burden of excess, underutilized 747-200 capacity.

Operating Expenses

Excluding a gain on the sale of assets, operating expenses in the second quarter of 2006 were $12.8 million, or 3.6%, lower than in the comparable 2005 period. Significantly lower maintenance and depreciation expense, lower landing fees, and reduced travel expenditures were offset in part by higher aircraft fuel and labor expenses.

Maintenance expense was $15.4 million, or 26.2%, lower in the second quarter of 2006 compared with the same quarter in 2005. Both a decrease in the number of airframe C checks (one 747-200 C Check versus four in the second quarter of 2005) and a reduction in the number of engine overhauls (13 versus 16) contributed to the lower level of maintenance expenditures.

Maintenance expense during the quarter also benefited from the lower level of block-hour activity compared with the second quarter of 2005 and from a reduction in maintenance activity associated with Classic aircraft that the Company has decided to discontinue flying.

Depreciation and amortization decreased $6.5 million, or 50.1%, primarily due to a $3.8 million reduction in the scrapping of rotable parts combined with a $2.5 million decrease in the amortization of customer contracts.

Landing fees declined $3.1 million, or 15.0%, during the quarter, mainly due to the reduction in AMC block hours. Travel expense also declined $2.0 million, or 13.5%, primarily due to a reduction in crew travel related to the decline in total block-hour activity.

Other operating expenses decreased $0.1 million, or 0.5%, versus the second quarter of 2005, primarily due to a $1.5 million decrease in professional fees related to the redesign of internal controls that occurred in 2005, a $1.6 million decrease in freight and other expenses, and a $1.1 million benefit from a reduction in accrued interest and penalties related to an employment tax settlement with the Internal Revenue Service, offset by a $4.2 million increase in legal and consulting fees.

Aircraft fuel expense increased $13.4 million, or 13.1%, versus the second quarter of 2005, as higher fuel prices were only partly offset by a 13.0% decline in total fuel consumption, which reflected a 10.5% reduction in non-ACMI block hours.

Fuel consumption in the Scheduled Service and Commercial Charter businesses increased 7.8%, reflecting a 9.0% increase in total Scheduled Service and Commercial Charter block hours, while the average price for fuel consumed in these segments increased 16.4% ($2.06 per gallon versus $1.77) . In addition, fuel consumption in the AMC business decreased 42.8%, as AMC block hours declined 39.2%, but the pegged price for AMC fuel increased 57.1% ($2.20 per gallon versus $1.40) .

Labor expenses were $1.4 million, or 2.4%, higher than in the year-ago second quarter. The increase was primarily due to a $1.6 million rise in non-crew salaries. Included in the increase is $0.8 million for the expensing of management and crew stock options pursuant to SFAS No. 123R and a $1.8 million payroll tax accrual related to foreign-based employees. Offsetting these items, however, was a $4.3 million decrease in employment taxes related to the settlement of a tax dispute with the Internal Revenue Service during the second quarter of 2006.

Cash and Cash Equivalents

At June 30, 2006, AAWW’s cash and cash equivalents totaled $311.6 million compared with $305.9 million at year-end 2005.

Outstanding Debt

Also at June 30, 2006, AAWW’s balance sheet debt and capital lease obligations totaled $554.8 million, including current maturities of $151.5 million.

As of June 30, 2006, AAWW had $99.9 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

AAWW’s on-balance sheet debt and capital lease obligations before discount at June 30, 2006 totaled $654.7 million, which compared with $689.9 million on December 31, 2005.

Subsequent Events Affecting Cash and Outstanding Debt

On July 31, 2006, AAWW repaid from its existing cash balances approximately $141.0 million of principal (before discount related to fair market value adjustments) outstanding under two credit facilities administered by Deutsche Bank Trust Company Americas, the Aircraft Credit Facility and the AFL III Credit Facility.

In connection with the repayment, AAWW expects to incur a one-time, non-cash pretax expense of approximately $12.5 million in the third quarter of 2006, related to the write-off of the remaining unamortized discount associated with the two facilities.

AAWW also terminated an existing revolving credit facility (the Exit Facility) with Wachovia Bank National Association on August 3, 2006. No borrowings were outstanding under the Exit Facility.

The removal of all the restrictive covenants associated with the three facilities, as well as the removal of associated financing liens, enhances AAWW strategic and operating flexibility.

Non-GAAP Financial Measures

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, EBITDAR, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on asset sales, and pre-petition and post-emergence costs and related professional fees, as applicable”), totaled $72.7 million in the second quarter of 2006 compared with $95.2 million in the second quarter of 2005.

In addition, EBITDA, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, gains on asset sales, and pre-petition and post-emergence costs and related professional fees, as applicable”), totaled $34.5 million in the latest reporting period compared with $57.7 million in the second quarter of 2005.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding pre-petition and post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on April 14, 2006. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2006.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data) (Unaudited)

	For the Three Months Ended		For the Six Months Ended

	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Operating Revenues
Scheduled Service	$152,579	$140,971	$281,259	$262,115
ACMI	102,368	122,624	200,552	232,161
AMC Charter	71,951	104,357	145,077	193,273
Commercial Charter	27,799	15,562	48,283	31,100
Other revenue	11,723	11,671	23,399	23,482

	$366,420	$395,185	$698,570	$742,131

Operating Expenses
Aircraft fuel	115,311	101,911	216,487	181,518
Salaries, wages and benefits	59,099	57,709	119,170	114,061
Maintenance, materials and repairs	43,495	58,936	83,879	122,955
Aircraft rent	38,166	37,570	75,955	74,429
Ground handling and airport fees	19,025	19,350	34,910	37,508
Landing fees and other rent	17,561	20,665	33,877	39,052
Depreciation and amortization	6,520	13,066	20,045	26,070
Gain on sale of aircraft	(2,779)	-	(2,779)	-
Travel	12,589	14,553	25,838	29,352
Pre-petition and post-emergence costs
and related professional fees	179	843	277	2,484
Other	26,684	26,825	53,236	50,463

Total operating expenses	335,850	351,428	660,895	677,892

Operating income	30,570	43,757	37,675	64,239

Non-operating Expenses
Interest income	(3,627)	(1,301)	(7,242)	(2,119)
Interest expense	17,188	17,976	34,488	35,798
Other (income) expense, net	(481)	212	(911)	2,170

Total non-operating expenses	13,080	16,887	26,335	35,849

Income before income taxes	17,490	26,870	11,340	28,390
Income tax expense	6,795	11,016	4,343	11,861

Net income	$10,695	$15,854	$6,997	$16,529

Income per share:
Basic	$0.52	$0.78	$0.34	$0.82

Diluted	$0.51	$0.77	$0.33	$0.80

Weighted average shares:
Basic	20,591	20,209	20,554	20,210

Diluted	21,094	20,700	21,063	20,670

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands) (Unaudited)

	For the	For the	For the	For the
	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2006	2005	2006	2005

Income before income taxes	$17,490	$26,870	$11,340	$28,390

Pre-petition and post-emergence costs and
related professional fees	179	843	277	2,484
Gain on asset sale	(2,779)	-	(2,779)	-

Pretax income before gain on asset sale and
pre-petition and post-emergence costs and
related professional fees	14,890	27,713	8,838	30,874

Interest expense, net	13,561	16,675	27,246	33,679
Other non-operating (income) expense	(481)	212	(911)	2,170

Operating income before non-operating
expenses, gain on asset sale, and pre-
petition and post-emergence costs and
related professional fees	27,970	44,600	35,173	66,723

Depreciation and amortization	6,520	13,066	20,045	26,070

EBITDA, as adjusted*	34,490	57,666	55,218	92,793

Aircraft rent	38,166	37,570	75,955	74,429

EBITDAR, as adjusted*	$72,656	$95,236	$131,173	$167,222

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gains on asset sales, and pre-petition and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on asset sales, and pre-petition and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
			Percent				Percent
	2006	2005	Change		2006	2005	Change

Fleet: (average during the
period)

Operating aircraft count (1)*	38.1	39.0	(2.3%)		38.5	39.1	(1.5%)

Block Hours
Scheduled Service	10,090	9,935	1.6%		18,651	19,017	(1.9%)
ACMI	17,292	22,611	(23.5%)		34,066	43,098	(21.0%)
AMC Charter	4,565	7,507	(39.2%)		9,076	13,738	(33.9%)
Commercial Charter	1,822	998	82.6%		3,264	2,231	46.3%
All Other	215	203	5.9%		377	467	(19.3%)

Total Block Hours	33,984	41,254	(17.6%)		65,434	78,551	(16.7%)

Revenue Per Block Hour
ACMI	$5,920	$5,423	9.2%		$5,887	$5,387	9.3%
AMC Charter	$15,761	$13,901	13.4%		$15,985	$14,068	13.6%
Commercial Charter	$15,257	$15,593	(2.2%)		$14,793	$13,940	6.1%

Scheduled Service Traffic
RTM’s (000’s)	376,986	385,631	(2.2%)		694,017	722,296	(3.9%)
ATM’s (000’s)	597,889	580,186	3.1%		1,098,496	1,109,884	(1.0%)
Load Factor	63.1%	66.5%	-3.4	pts	63.2%	65.1%	-1.9	pts
RATM (2)	$0.255	$0.243	4.9%		$0.256	$0.236	8.4%
RTM Yield (3)	$0.405	$0.366	10.7%		$0.405	$0.363	11.7%

Fuel
Scheduled Service and
Commercial Charter:
Average fuel cost per
gallon	$2.06	$1.77	16.4%		$2.06	$1.63	26.4%
Fuel gallons consumed
(000’s)	40,063	37,155	7.8%		73,473	70,935	3.6%

AMC Charter:
Average pegged fuel cost
per gallon	$2.20	$1.40	57.1%		$2.20	$1.40	57.1%
Fuel gallons consumed
(000’s)	14,831	25,939	(42.8%)		29,750	46,856	(36.5%)

(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service:

Dry leased	3.0	3.0	--		3.0	3.1	(3.3%)
Out of service**	--	0.7	(100.0%)		--	0.7	(100.0%)

*	For the Six Months Ended June 30, 2006: Includes one aircraft held for sale that did no commercial flying during the period through its disposition in April 2006.

**	For the Three and Six Months Ended June 30, 2005: Includes the impact of one aircraft that was damaged and removed from service on January 24, 2005 with respect to which AAWW received a $12.6 million cash-in-lieu-of-repair settlement from its insurance carriers in July 2005.

(2) RATM represents scheduled service revenue dollars per available ton mile.

(3) RTM Yield represents scheduled service revenue dollars per revenue ton mile.